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                                                                     Exhibit 5.1


                         [Latham & Watkins Letterhead]


                                  June 21, 2002


Duane Reade Inc.
440 Ninth Avenue
New York, New York 10001

      Re: $381,488,000 AGGREGATE PRINCIPAL AMOUNT AT MATURITY OF SENIOR CONVERTIBLE NOTES DUE 2022

Ladies and Gentlemen:

            In connection with the registration of $381,488,000 aggregate principal amount at maturity of Senior Convertible Notes due 2022 (the "Notes") and the shares of common stock initially issuable upon conversion of the Notes (the "Common Stock" and, together with the Notes, the "Securities") by Duane Reade Inc., a Delaware corporation (the "Company"), and the guarantees of the Notes (the "Guarantees") by DRI Inc., Duane Reade International, Inc., Duane Reade Realty, Inc. and Duane Reade (the "Guarantors"), under the Securities Act of 1933, as amended (the "Act"), on Form S-3 filed with the Securities and Exchange Commission on June 19, 2002, as amended (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

            In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company and the Guarantors in connection with the authorization and issuance of the Securities and the Guarantees, respectively, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

            In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

            We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.


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        53rd at Third o 885 Third Avenue o New York, New York 10022-4802
                 TELEPHONE: (212) 906-1200 o FAX: (212) 751-4864

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LATHAM & WATKINS

June 21, 2002
Page 2


            Capitalized terms used herein without definition have the meanings ascribed to them in the Registration Statement.

            Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

            1. The Notes have been duly authorized by all necessary corporate action of the Company, and constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

            2. Each of the Guarantees has been duly authorized by all necessary corporate or partnership action, as applicable, of the respective Guarantor, and constitutes the legally valid and binding obligation of the respective Guarantor, enforceable against such Guarantor in accordance with its terms.

            3. The shares of Common Stock issuable upon conversion of the Notes have been duly authorized, and when issued and delivered upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and nonassessable.

            The opinions rendered in paragraphs 1 and 2 relating to the enforceability of the Notes are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought.

            In addition, we express no opinion with respect to whether acceleration of the Notes may affect the collectibility of that portion of the stated principal amount thereof that might be determined to constitute unearned interest thereon.

            We have not been requested to express, and with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Company under the Indenture, the Notes and the Guarantees under the Indenture or the Guarantees of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

            To the extent that the obligations of the Company and the Guarantors under the Indenture maybe dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations;

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LATHAM & WATKINS

June 21, 2002
Page 3


and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

            We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Validity of the Notes."

                                        Very truly yours,

                                        /s/ LATHAM & WATKINS